Exhibit 107

Calculation of Filing Fee Tables

Form S-8

Park Ha Biological Technology Co., Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes		Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to be paid	Equity	Ordinary shares, par value $0.00002 per share		(1)	Other	4,500,000	(3)	$1.12	(2)	$5,040,000	$0.0001531	$771.624
			Total Offering Amounts							$5,040,000		$771.624
			Total Fees Previously Paid									0
			Total Fee Offsets									0
			Net Fee Due									$771.624

Offering Note

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares (“Ordinary Shares”) of Park Ha Biological Technology Co., Ltd. (the “Registrant”) that become issuable under the Registrant’s Amended and Restated 2025 Share Incentive Plan (the “Amended Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding Ordinary Shares.

(2)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee on the basis of $1.12 per share, which is the average of the high and low prices of the Ordinary Shares as reported on The Nasdaq Capital Market on July 9, 2025 (rounded up to the nearest cent).

(3)	These Ordinary Shares are newly reserved for future award grants under the Amended Plan. The number of Ordinary Shares available for issuance under the Amended Plan has been estimated for the purposes of calculating the amount of the registration fee.